U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                             ORBIMED ADVISORS, LLC
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   (Last)                            (First)              (Middle)

                          767 Third Avenue, 6th Floor
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                                    (Street)

New York                                NY                  10010
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                 July 30, 1999
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                      DISCOVERY LABORATORIES, INC. (DSCO)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock                             661,157                     I                    By Caduceus Capital Trust
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Common Stock                             200,000                     I                    By Caduceus Capital II, L.P.
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Common Stock                             826,446                     I                    By Finsbury Worldwide Pharmaceutical Trust
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                      5. Owner-
                                                    3. Title and Amount of Securities                    ship
                                                       Underlying Derivative Security                    Form of
                         2. Date Exercisable           (Instr. 4)                                        Derivative
                            and Expiration Date     ---------------------------------  4. Conver-        Security:
                            (Month/Day/Year)                               Amount         sion or        Direct    6. Nature of
                         ----------------------                            or             Exercise       (D) or       Indirect
                         Date       Expira-                                Number         Price of       Indirect     Beneficial
1. Title of Derivative   Exer-      tion                                   of             Derivative     (I)          Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares         Security       (Instr. 5)   (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock Warrants    July 28,   July 27,        Common Stock           661,157                      I          By Caduceus
(Right to Buy)            1999       2004                                                                          Capital Trust
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Common Stock Warrants    July 28,   July 27,        Common Stock           165,289                      I          By Caduceus
(Right to Buy)            1999       2004                                                                          Capital II, L.P.
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Common Stock Warrants    July 28,   July 27,        Common Stock           826,446                      I          By Finsbury
(Right to Buy)            1999       2004                                                                          Worldwide
                                                                                                                   Pharmaceutical
                                                                                                                   Trust

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
Explanation of Responses:



/s/Samuel D. Isaly
Managing Member of OrbiMed Advisors, LLC                    February 23, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                  Signature Page for Other Reporting Persons:

CADUCEUS CAPITAL TRUST

By: /s/Deborah O'Donnel
   ----------------------
   Name: Deborah O'Donnel
   Title: Secretary

CADUCEUS CAPITAL II, L.P.

By: OrbiMed Advisors LLC,
    its general partner


By: /s/Samuel D. Isaly
   ----------------------
   Name: Samuel D. Isaly
   Title: Managing Member

FINSBURY WORLDWIDE PHARMACEUTICAL TRUST

By: /s/Samuel D. Isaly
   ----------------------
   Name: Samuel D. Isaly
   Title: Director

Designated Filer
----------------

                             OrbiMed Advisors, LLC
                   Date of Event Requiring Statement--7/30/99
                   Issuer Name - DISCOVERY LABORATORIES, INC.
                             Trading Symbol-"DSCO"

                            Other Reporting Persons:
                            ------------------------

Caduceus Capital Trust
c/o OrbiMed Advisors, LLC
767 Third Avenue, 6th Floor
New York, NY 10010

Caduceus Capital II, L.P.
c/o OrbiMed Advisors, LLC
767 Third Avenue, 6th Floor
New York, NY 10010

Finsbury Worldwide Pharmaceutical, Trust
c/o OrbiMed Advisors, LLC
767 Third Avenue, 6th Floor
New York, NY 10010

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